t

                     AMENDED AND RESTATED EXCHANGE AGREEMENT
              DATED JUNE 5, 1995 BY AND BETWEEN THE SENIOR GROUP,
               A COMMON LAW CONTRACTUAL BUSINESS ORGANIZATION,
           (COMPANY) AND HEALTH CARE CENTERS OF AMERICA, INC. (HCCA)

AGREEMENT made this 5th day of June, 1995, by and between The Senior Group, (a common law contractual business organization) of 1000 Royce Boulevard, Oakbrook Terrace, DuPage County, Illinois 60181, The Senior Group, Gibraltar, at Francisco Masias 545, San Isidro, Lima, Peru, by its agent, North American Trust Company, Ltd., (hereinafter called "the Company"), and Health Care Centers of America, Inc., a Nevada corporation and Maurice Furlong, individually (hereinafter collectively referred to as "HCCA"). In consideration of the mutual promises and undertakings of the parties, and for other good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, the parties hereby state and agree as follows.

                                  WITNESSETH:

WHEREAS, the Company is the holder of certain properties listed in the attached Schedule "A", annexed hereto and made a part hereof; and

WHEREAS, the authorized capital stock of HCCA consists of 900,000,000 shares of capital stock, par value $0.001 per share, of which approximately 162,000,000 shares are currently issued and outstanding; and,

WHEREAS, HCCA and the Company agree that it would be to their mutual benefit for HCCA to acquire all of the certificates of the beneficial interest of the Company in exchange for shares of HCCA stock; and,

WHEREAS, the Company and HCCA executed a certain Exchange Agreement; and,

WHEREAS, certain changes have been made from time to time to said agreement, including, but not limited to, those amendments as reflected in an Amended Exchange Agreement dated June 28, 1994; and a certain transfer of interest to The Senior Group (Gibraltar) dated July 15, 1994; and,

WHEREAS, HCCA and the Company wish to restate the material terms agreements and amendments thereto, as of this date.

FURTHERMORE, This agreement is subject to the terms of a certain Escrow Agreement dated June 28, 1994 which is incorporated herein by reference and is made a part hereof, a copy of which is attached as Schedule "E".

NOW, THEREFORE, in consideration of mutual promises and of the mutual covenants and obligations contained herein, and for such other good and valuable



Initials EBW
consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF THE Company. The Trustees) of the Company, jointly and severally, hereby represent and warrant to HCCA that:

     (a) The Company is validly existing and is duly qualified to transact business and has the power to engage in the business in which it is presently engaged.

     (b) The Trustees) or his agents agrees to continue the operation of the Company using his best efforts to carry on the business under accepted business practices and generally accepted accounting principals.

     (c) The Company has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business).

     (d) The Company is not a party to any employment contract with any officer, director, or certificate of beneficial interest holder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, or to any operation, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit

     (e) This Agreement has been duly executed by the Trustees) of the Company, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which either of them is a party or to which either of them is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which either of them is subject.

     (f) The Company has timely filed or timely filed necessary extensions with the appropriate governmental authorities all tax and other returns required to be filed by it, and such returns are true and complete aid all taxas shown thereon to be due have been paid. All material federal, state, local, county, franchise, sales, . use, excise and other taxes assessed or due have been duly paid, and no reserves for unpaid taxes have been set up or required on the basis of the facts and in accordance with generally accepted accounting principles.

     (g) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by the Trustees) of the Company, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. The Company has maintained, and will until the Closing, maintain, in full force and effect adequate policies of insurance with coverage sufficient to meet the normal requirements of its business. Any representation, duty, agreement, or warranty contained herein by or relating to the Company shall be deemed to be a representation, duty, agreement, or warranty of the Trustees) and the Trustees) shall cause the Company to fully comply with the terms of this Exchange Agreement as it applied to the Company.

2. REPRESENTATIONS AND WARRANTIES OF HCCA. HCCA represents and warrants to the Company that:

     (a) HCCA is a corporation duly organized and validly existing and in good standing, under the laws of the State of Nevada; HCCA is qualified to transact business in any ether state and has an authorized capitalization of 900,000,000 shares of which there are issued and outstanding___________________shares of capital stock, par value $0.001 per share.

     (b) HCCA has delivered to the Trustees) its financial statements for the three years, prepared by W. Dale McGhie, Certified Public Accountant. These financial statements accurately set forth the financial condition of HCCA as of the dates specified, and the results of operations for the fiscal years involved, prepared in conformity with generally accepted accounting principles consistently applied.

     (c) HCCA has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Schedule "B" annexed hereto and made a part hereof.

     (d) As of June 28, 1994, HCCA has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Schedule "B".

     (e) Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of HCCA nor in its financial condition or property, other than changes in the usual and ordinary course of business, none (line illegible) liabilities or made any commitments other than in the usual and ordinary course of business except as disclosed in Schedule "B".

     (f) HCCA is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Schedule "B".

     (g) HCCA is neither a defendant, nor a plaintiff against whom a counterclaim has been asserted in any litigation, pending or threatened, nor has any material claim been made or asserted against HCCA nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving HCCA except as disclosed in Schedule

     (h) HCCA is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

     (i) Between the date of the balance sheet referred to in subparagraph "b" hereof and the Closing, HCCA will not have (i) paid or declared any dividends on its capital stock, (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or
     (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business; or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, and except as set forth in Schedule "B" hereof.

     (j) This Agreement has been duly executed by HCCA and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which it is a party or to which it is subject nor wilt such execution and performance constitute a violation of or conflict with any fiduciary duty to which it is subject.

     (k) HCCA will file with the appropriate governmental authorities, all information, documents, or other material required by the Securities and Exchange Act of 1934, as amended, and by the Security and Exchange Commission and all relevant state agencies, and all tax and other returns required to be filed by it, such returns are true and complete and all taxes shown thereon to be due have (line illegible) and other taxes assessed or due have been duly paid and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles.

     (l) HCCA is not in default with respect to any other writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions. suits, claims, proceedings, or investigations pending or, to the knowledge of HCCA threatened against or affecting HCCA at law or in equity, or before or by any state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Further, HCCA has complied and will continue to comply with all provisions of the Securities and Exchange Act of 1934, as amended, and all state securities laws, and with all regulations, rules, and promulgations of the Securities and Exchange ' Commission and all relevant state entities.

     (m) The issued and outstanding shares of HCCA have been admitted to trading in the over-the-counter market.

     (n) HCCA warrants and certifies that it has done due diligence in regards to this transaction and that it has requested and been given by the Company full and complete disclosure and information including but not limited to all information and disclosures concerning mortgages, pledges, liens, and all other encumbrances against the assets listed in Schedule "A"; all litigation pending or threatened against the Company in any federal, state, or municipal court or government agency or any board or body thereof; all other legal documents directly or indirectly effecting the assets in Schedule "A"; and finally HCCA further warrants and certifies that it is satisfied that the Company has truthfully complied with all requests for due diligence information and has left no matter effecting the operation of the Company undisclosed to HCCA or its agents.

     (o) The HCCA shares to be transferred under this agreement will not be restricted shares at the time of closing.

3. DATE AND TIME OF CLOSING. The closing has been held on June 28, 1994 immediately following the resolution by the Board of Directors of HCCA as set forth in Paragraph 5 of this Agreement,in Ft. Lauderdale, Florida or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing").

4. EXCHANGE OF CERTIFICATES OF BENEFICIAL INTEREST FOR STOCK.

     (a) At the Closing, one hundred percent (100%) of the certificates of beneficial interest being one hundred (100) units of the Company and fifty percent (50%) of the stock of Rainbow Air Corporation, shall be exchanged for six million, three hundred and seventy-four thousand, three hundred and sixty-three (6,374,363) shares of HCCA stock (as hereinafter defined).
     During the full term of this agreement and the aforementioned Escrow Agreement, the Company shall have the right to sell, pledge, assign, hypothecate, collateralize, gift, devise, or bequest said shards in whole or in part, at the sole discretion of the Company and its duly appointed Trustee(s). Further, HCCA agrees in consideration of the transfer of sari


`,

     Rainbow Air stock, that HCCh assumes fifty percent (50%) of the responsibilities and liabilities for all operating expenses of Rainbow Air Corporation, and hereby gives the Company the right of set off for said expenses against all income due HCCA as a result of its stock ownership in Rainbow Air Corporation. If HCCA does not have sufficient funds or assets to pay for the full amount of set off, then said deficiencies can be set off from any other agreements existing between HCCA and the Company or its successors or assigns.

     (c) Fractional shares shall not be issued. In lieu thereof, the number of shares of HCCA stock to be issued upon such exchange shall be rounded up or down to the nearest full share.

     (d) All shares of HCCA stock to be issued as set forth above shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the assets exchanged therefore.

     (e) HCCA's stock closing price, as of June 27, 1994, was $2.50 per share. Regardless of anything to the contrary, during the term of this agreement, including the Escrow Agreement in Exhibit "E", the total value of fifty percent (50%) of the shares of the HCCA stock herein involved shall equal the total agreed upon value of the items listed on Schedule "A". If at any time, said value of stock falls below the above, HCCA shall transfer additional shares of HCCA stock to make up the difference in value. If HCCA fails to transfer same within five.(5) days, said failure will be construed as a default and at the option of the Company, this agreement shall be immediately terminated. During the five (5) day period, the highest price per share will be used to calculate any shortfall.

     (f) Parties further agree that HCCA shall provide for special offerings of HCCA stock, when requested to do so by the Company, in an amount requested by the Company, including but not limited to, an amount necessary to complete the construction and operation of the following properties:

            (1) Royce banquet hall and office building, Oakbrook Terrace, Illinois; (2) any other properties subject to the terms of this agreement, that may,' in the sole discretion of the Trustee(s), need expansion or improvements

     (g) If the special stock offerings required in this agreement are not provided by HCCA same is construed as a default and the Company may immediately terminate this agreement. In the alternative, HCCA shall transfer to the Company sufficient unrestricted shares of HCCA stock for use by the Company as collateral to secure the relevant financing. The Company shall be reimbursed by HCCA for all interest paid, loan charges, etc. related to said borrowing.

5. RESOLUTIONS BY BOARD OF DIRECTORS HCCA. The Board of Directors of HCCA has heretofore entered a resolution approving the exchange between HCCA and the

Company including the provisions of this Amended and Restated Exchange Agreement, and shall supply the Trustees) of the Company with a certified copy of the resolution ratifying this agreement. Said copy will be supplied within ten (10) days of the signing of this agreement.

     (a) HCCA shall have received an opinion from counsel to the Company, to the following effect:

            (1) That the Company is a validly existing entity, and has the power to own properties and carry on its business as it is now being conducted;

            (2) That this Agreement has been duly executed and delivered by the Trustee(s), on behalf of the Company, and is legally and validly binding upon them in accordance with its terms;

            (3) That the execution and delivery of this agreement, the consummation of the transactions herein contemplated and in compliance with the terms and provisions of this Agreement on the part of the Trustees) will not breach any statute or any regulation nor conflict with or result in a breach of the contract creating the Company or any of the terms, conditions or provisions of any agreement or instrument known to said counsel to which either of the Trustees) or the Company is a party or is bound;

            (5) That there are no options, agreements or commitments of any kind, relating to the assets of the Company to which it is a party other than as disclosed in the financial statements or projections furnished to HCCA 6y the Company;

            (6) That, upon transfer of the certificates of beneficial interest of the Company, in accordance with the terms of this Agreement, HCCA will have title to such certificates free of any liens, encumbrances, claims or other limitations thereon, except for restrictions imposed by federal or state security laws and regulations.

6. INDEMNITIES.

     (in the form of Schedule "C" attached hereto) pursuant to which they shall agree to indemnify and hold harmless HCCA and/or its successors and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of or resulting from the assertion against HCCA of any claims, debts or obligations, fixed, contingent or otherwise, including federal, state and local tax obligations attributable to periods prior to this date, except to the extent reserved against in the aforementioned balance sheet. HCCA shall give the Company prompt notice of the assertion of any such claim, and HCCA shall afford the Company an opportunity to participate with counsel of their own choosing, at their own expense, in the defense or other contest thereof. In connection therewith, HCCA shall afford the Company and its Trustees) access to such books and records of HCCA as may be reasonably required.

     (b) HCCA has delivered to the Trustees) at the Closing an indemnify agreement (in the form of Schedule "D" attached hereto) pursuant to which HCCA will agree to indemnify and hold harmless the Company and its Trustee(s), and their respective heirs, administrators and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of the breach of any of the representations and warranties of HCCA contained in this Agreement.

7. ACCESS TO RECORDS. During the period between the date of this Agreement and the Closing and from time to time during the existence of this Agreement, HCCA and the Trustees) shall each afford representatives of the other party free access to HCCA's and the Company's offices, plants, records, files, books of account and tax returns, under such circumstances as will not unreasonably interfere with the normal operations of such companies.


9. SPIN-OFF CLAUSE. If HCCA, is adjudicated a bankrupt, or voluntarily files for bankruptcy, or is! subject to an involuntary filing for bankruptcy, or makes any assignment for the benefit of the creditors, the Company and/or its Trustees) may terminate this agreement, effective as of the date of notice of the termination.

10. NOTICES. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail postage prepaid, addressed as follows:


If to the Company, to
The Senior Group
1000 Royce Boulevard
Oakbrook Terrace, Illinois 60181

If to HCCA, to
Health Care Centers of America, Inc.

510 Renaissance Boulevard
Oakbrook Terrace IL 60181

or to any other address which may hereafter be designated by either party by notice given in like mapner. All notices shall be deemed to have. been given as of the date of receipt.

11. FURTHER ASSURANCES. Each party hereto hereby agrees to take any further action necessary or expeditious to carry out the provisions of this Agreement.

12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

13. MERGER CLAUSE. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

This Amended and Restated Exchange Agreement is intended to incorporate all the parties prior agreements, whether oral or written, as amended, with respect to the subject matter hereof and supersedes all of the parties prior agreements which agreements are hereby deemed to be merged into this agreement as of this date.

14. GOVERNING LAW. This Agreement shall be governed by and construed, according to the election of HCCA, the laws of the State of Nevada, or of any State in which either the closing occurs or the Company transacts it primary business.

15. NO RECORDING OF AGREEMENT. The parties agree that this Agreement, nor any memorandum, shall be recorded or filed or otherwise made available unless legally required to do so or unless the parties have otherwise agreed in writing.

16. OPTION CLAUSE - PROPERTY ACQUISITION. The parties hereby acknowledge that HCCA exercises its option to obtain all property listed on Schedule "A" - Option Property. The parties acknowledge that the shares of HCCA stock assigned to each (line illegible) owing to the Company this date. The parties intention is that HCCA shall transfer said shares in accordance with Schedule "E" Escrow Agreement. However, HCCA shall have until June 30, 1996 to complete the transfer of said shares as referred to in this paragraph.

The parties acknowledge that HCCA has defaulted regarding the acquisition of a certain parcel of land containing approximately seventeen (17) acres on Dickerson Road, Bellevue, Tennessee, commonly known as "former Sam's Club Sight" and by agreement, shall transfer to the Company, the amount of Twelve Million, Nine Hundred Thousand (12,900,000) shares of HCCA stock, in complete fulfillment of its obligation regarding same.

17. STOCK OPTION. HCCA agrees to reserve Fifty Million (50,000,000) Shares of HCCA stock to be used for incentive stock options to be exercised within ten
(10) years of the date of this Agreement by the following optionees' in the amount of twenty five million (25,000,000) per optionee.

1. The Senior Group, its successors and/or assigns at the following exercise of option price:

     For the first 12,500,000 shares reserved for the benefit of this optionee, $1.00 per share. For the next 12,500,000, the price per share shall be equal to the last trading price at the close of business for the day immediately preceding the day on which the option is exercised. In no event shall the price per share be less than , which represents a price per share equal to 110% of the trading price as of the date of the grant of this option.

2. Maurice Furlong, his successors and/or assigns at the following exercise of option price:

     For the first 12,500,000, shares reserved for the benefit of this optionee, $1.00 per share. For the next 12,500,000 the price per share be equal to the last trading price at the close of business for the date immediately preceding the day on which option is exercised. In no event shall price per share be less than , which represents a price per share equal to 110% of the trading price as of the date of the grant of this option.

18. CONFIRMATION OF VALUATION, PAYMENT AND RECEIPT OF ASSETS. HCCA and the Company hereby confirm that, except for any contrary provision provided herein, all shares of stock have been transferred in accordance with the agreement and understanding between the parties. The parties further acknowledge 'Lhaf all values assigned to the various properties are values as agreed upon between the parties.

1N WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


HCCA:
Health Care Centers of America, Inc.         Maurice Furlong, Individually

By:/s/Maurice Furlong
Title:President                              /s/ maurice Furlong

The Senior Group:

By /s/Edward Bartoli
Edward Bartoli
Title: Trustee/Director "and Agent, North American Trust Co., Ltd."

                        Initials   EBW                                   Page 11

                                                                The Senior Group

                                  Schedule "A"

     Royce Renaissance office space - 3rd floor, East portion (representing 285,250 shares)

     Lease for current office space at 1000 Royce Blvd., Oakbrook Terrace, IL . (representing 7500 shares) .

     Amount due for the boat charter over the next few months, in addition to the cash requirement, all on account (representing 200,000 shares)

     50% interest in the "R Rendezvous" Yacht

     Townhouse Unit

                                OPTION PROPERTY

Property                                         Shares

 Foxland, TN
         Marina                             5,600,000
         Condominium building site          4,000,000
         Commercial and Hotel site          3,100,000
         Apartment site and Clubhouse       9,300,000
         Foxland Hall Mansion               1,000,000
         Golf Course and Restaurant         3,500,000 plus Two Million, Three
                                            Hundred thousand dollars
                                            (2,300,000) cash

 Bellevue, TN
         Fifty percent (50(degree)I(degree))
         interest in the commercial
         property on Highway 70                   3,000,000
         29 acres of vacant land far single
         family homes 1,500,000
         Attached commercial site                 500,000

 Dickerson Road. TN
         (line illegible)                          25,300,000

                               Initials    EBW                           page 12

                                   HCCA logo

July 2, 1994



Messrs. Edward Bartoli and Mr. Michael Vallone clo Heritage Assurance Group
11022 Southwest Highway
Palos Hills, IL 60465

RE; RAINBOW GROUP, THE SENIOR GROUP EXCHANGE AGREEMENTS, THE RAINBOW GROUP and THE SENIOR GROUP and HEALTH CARE CENTERS OF AMERICA, INC.

Dear Messrs Bartoli and Vallone:

This is to confirm the understanding between, The Rainbow Group and The Senior Group and HCCA that the terms of the Escrow Agreements, attached as Schedule E, to the Exchange Agreements are hereby cancelled as of this date, except that, no distribution shall be made to HCCA until it has successfully filed its Form 10 Registration Statement with the U.S. Securities and Exchange Commission.

Sincerely,


                             /s/Maurice W. Furlong
                             ---------------------
                               Maurice W. Furlong
                                   President



                          ACKNOWLEDGED AND AGREED TO;

                               /s/Edward Bartoli
                                 Edward Bartoli

                               /s/Michael Vallone
                                Michael Vallone


                              cc: Michael Vallone

MWF;sce/7l2/49
                       HEALTH CARE CENTERS OF AMERICA, INC.
            1000 Royce Blvd. o 3rd Floor o Oakbrook Terrace. IL 60181
                  Office: (708) 261-9450 - Fax: (615) 859-2389

                                   HCCA Logo

Senior Group
Rainbow Group
c/o 1000 Royce Blvd.
Oakbrook Terrace, IL 60181

June 30, 1994

         IT IS HEREBY AGREED that all transfer and exchange of Assets and Shares of HCCA stock have been accomplished in accordance with the respective Exchange Agreements.

         FURTHER,  HCCA  shall  have no rights to any  income as a result of the
fulfillment  of  the  Exchange   Agreements   until  such  time  that  HCCA  has
successfully filed its Form 10 Registration Statement with the U.S.
Securities and Exchange Commission.

         AT THAT TIME, HCCA shall receive all income and benefits from said property, less any management fee to Royce Realty and Management Corporation (Royce) in accordance with the Management Agreement between HCCA and Royce.

                               /s/Maurice Furlong
                                Maurice Furlong
                                President, HCCA


                               /s/Michael Vallone
                       Michael Vallone, Trustee/Director

                               /s/Michael Vallone
                        Michael Vallone Trustee/Director
                                 Rainbow Group



                      HEALTH CARE CENTERS OF AMERICA, INC.
              1000 Royce Blvd. 3rd Floor Oakbrook Terrace, IL 60181
                  Office: (708) 261-9450 o Fax: (615) 859-2389